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                                                                  Exhibit (9)(8)

                      CONSULTING GROUP CAPITAL MARKET FUNDS
                                 AMENDMENT NO. 7
                                       TO
                             MASTER TRUST AGREEMENT

       AMENDMENT NO. 7 to the Master Trust Agreement dated April 12, 1991 (the "Agreement") of Consulting Group Capital Markets Funds (the "Trust"), made as of the 31/st/ day of March, 1999.

                                   WITNESSETH:

       WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

       WHEREAS, the Trustees have the authority under Section 4.1 of the Agreement to issue shares in one or more Sub-Trusts (as defined in the Agreement) and to establish and designate such Sub-Trusts; and

       WHEREAS, on March 3, 1999, a majority of the Trustees voted to authorize the establishment of a new Sub-Trust to be designated "Multi-Strategy Market Neutral Investments" (in addition to Balanced Investments, Emerging Markets Equity Investments, Government Money Investments, High Yield Investments, Intermediate Fixed Income Investments, International Equity Investments, International Fixed Income Investments, Large Capitalization Growth Investments, Large Capitalization Value Equity Investments, Long-Term Bond Investments, Mortgage Backed Investments, Municipal Bond Investments, Small Capitalization Growth Investments and Small Capitalization Value Equity Investments); and

       WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 7 to the Agreement; and

       NOW, THEREFORE, the Agreement is hereby amended as follows:

       1. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:

       "Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following Sub-Trusts: Balanced Investments, Emerging Markets Equity Investments, Government Money Investments, High Yield Investments, Intermediate Fixed Income Investments,

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International Equity Investments, International Fixed Income Investments, Large
Capitalization Growth Investments, Large Capitalization Value Equity Investments, Long-Term Bond Investments, Mortgage Backed Investments, Municipal Bond Investments, Small Capitalization Growth Investments and Small Capitalization Value Equity Investments. The shares of such Sub-Trusts and any shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences."

       The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

       IN WITNESS WHEREOF, the undersigned has hereto set her hands as of the day and year first above written.

                                        CONSULTING GROUP CAPITAL MARKETS FUNDS

                                        By:___________________________________
                                        Name:  Christina T. Sydor
                                        Title: Secretary